Exhibit 99.1

Matrixx Initiatives, Inc. Announces the Election of Samuel C. Cowley to the Board of Directors

July 20, 2005– PHOENIX — Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company, today announced the election of Samuel C. Cowley to the Company’s Board of Directors. The appointment is effective July 18, 2005 with a term expiring at the 2006 annual meeting of stockholders. Mr. Cowley will be a member of the audit and corporate governance committees of the Board.

The appointment brings Matrixx’s Board membership to eight, with seven independent directors. Carl J. Johnson, President and Chief Executive Officer, is an employee director.

Mr. Cowley currently serves as Executive Vice President and General Counsel for Swift Transportation Co., Inc. and is a member of Swift’s Board of Directors. Swift’s trucking subsidiaries operate the largest fleet of truckload carrier equipment in the United States with regional and transcontinental operations throughout most of North America. Prior to joining Swift in March 2005, Mr. Cowley was a practicing attorney in the law firm of Snell & Wilmer L.L.P., Phoenix, Arizona since March 1990. Mr. Cowley’s practice was concentrated in mergers and acquisitions, securities regulation including Sarbanes-Oxley Act compliance, and corporate finance. Previously he was associated with Reid & Priest, New York, New York. Mr. Cowley is a graduate of Cornell Law School, Ithaca, New York and of Brigham Young University, Provo, Utah with a B.A. in Economics. Mr. Cowley is admitted to practice law in the States of Arizona and New York.

“We’re delighted that Mr. Cowley is joining Matrixx Initiatives’ Board,” said Carl J. Johnson, President and Chief Executive Officer. “We anticipate Mr. Cowley’s legal and general business acumen will be helpful to our overall business development and growth strategy.”

About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® products in the cough and cold category; and plans to launch a new brand, Nasal Comfort for nasal health in 2005. The Company’s flagship product Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Nasal Moisturizer, as well as six Zicam Cough Mist™ products. For more information regarding Matrixx products, go to www.zicam.com . To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, Manager of Investor Relations, at 602-385-8881, bbarba@matrixxinc.com or Max Ramras at The RCG Group, max@thercggroup.com, 480-675-0400. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.